Exhibit  99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER 2007 FINANCIAL RESULTS

Declares $0.66 per Share Dividend for Q3 2007

New York, New York, October 31, 2007 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months and nine months ended September 30, 2007.

The following financial review discusses the results for the three months and for the nine months ended September 30, 2007 and September 30, 2006.

Third Quarter 2007 and Year-to-Date Highlights

•	Declared a dividend of $0.66 per share, based on Q3 2007 results, payable on or about November 30, 2007 to all shareholders of record as of November 16, 2007;

•
Excluding the $3.6 million one-time non-cash deferred financing charge as well as the $0.5 million gain from our forward currency contracts, we recorded net income of $19.4 million, or $0.77 basic and $0.76 diluted earnings per share;

•	Recorded net income of $16.3 million, or $0.64 basic and diluted earnings per share;

•
Expanded fleet by 173% on a tonnage basis, by agreeing on the acquisition of nine capesize vessels from companies within the Metrostar Management Corporation group for an aggregate purchase price of approximately $1.1 billion, and the acquisition of six drybulk vessels from companies within Evalend Shipping Co. S.A. for an aggregate purchase price of $336 million;

•	Closed on a new $1.4 billion revolving credit facility with favorable terms;

•	Completed the closing of a $225 million follow-on offering of our common stock accompanied by a secondary offering by Fleet Acquisition LLC, on October 2, 2007, at the price of $67.00;

•
Accumulated an 18.2% ownership of the outstanding stock of Jinhui Shipping and Transportation Limited through September 30, 2007, resulting in an unrealized gain of $96.4 million based on the closing price of NOK 79.00 on October 31, 2007(a);

•	Took delivery of the Genco Augustus, Genco Tiberius and Genco London, three of the nine vessels from the Metrostar transaction;

•	Reached agreements to sell our two oldest vessels, the Genco Trader a 1990-built Panamax and the Genco Commander a 1994-built Handymax for $44.0 and $44.45 million respectively;

•	Paid a $0.66 per share dividend on August 31, 2007 based on Q2 2007 results; and

•	Reached agreements on the following time charters:

Vessel	Charterer	Charter Duration	Time Charter Rate (1)	Expected Delivery (2)

Genco Constantine	Cargill International S.A.	54 to 62 months from delivery date	$52,750 (3)	Q2 2008
Genco Surprise	Hanjin Shipping Co., Ltd.	35 to 37 months from delivery to new charterer	42,100	-
Genco Wisdom	Hyundai Merchant Marine Co. Ltd.	35 to 37.5 months from delivery to charterer	34,500	-
Genco Success	Korea Line Corporation	35 to 37.5 months from delivery to new charterer	33,000	-
Genco Warrior	Hyundai Merchant Marine Co. Ltd.	35 to 37.5 months from delivery date	38,750	Q4 2007
Genco Charger	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007
Genco Challenger	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007
Genco Champion	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007

(1) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(2) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(3) The Genco Constantine is scheduled to be on charter with Cargill International S.A., for 54 to 62 months at a gross rate of $52,750 per day, less a 5% third party brokerage commission.  The charter also includes a 50 percent index-based profit sharing component.

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(a) Based on the closing price of NOK 79.00 on October 31, 2007 and a currency swap rate of 5.875 NOK/$USD for the cost basis and a spot exchange rate of 5.356 NOK/$USD for the appreciation since the purchase of the position.

Financial Review:  2007 Third quarter

Excluding the $3.6 million one-time non-cash deferred financing charge, as well as the $0.5 million gain on forward currency contracts, the Company recorded net income for the third quarter of 2007 of $19.4 million, or $0.77 basic and $0.76 diluted earnings per share. Net income was $16.3 million or $0.64 basic and diluted earnings per share for the three months ended September 30, 2007. Comparatively, for the three months ended September 30, 2006 net income was $12.9 million or $0.51 basic and diluted earnings per share. Included in net income for the third quarter of 2007 is a $3.6 million one time, non-cash deferred financing charge as a result of the retirement of our previous credit facilities. Also included in net income for the third quarter of 2007 is a $0.5 million gain from forward currency contracts associated with the cost basis of Jinhui common stock.

EBITDA was $33.0 million for the three months ended September 30, 2007 versus $22.0 million for the three months ended September 30, 2006.

Robert Gerald Buchanan, President, commented, “Our strong performance for the third quarter is testimony to the considerable success that management has achieved throughout the year in capitalizing on a robust drybulk market and locking away a large portion of our fleet on time charters at accretive levels. During the quarter, we signed time charters for an additional eight vessels over the long term at attractive rates, including five of the 15 drybulk vessels that we agreed to acquire in July and August of 2007. In addition to the revenue stream from these time charters, time charters for two of our vessels include index-based profit sharing components, enabling Genco to benefit from future rate increases without sacrificing the base rate. Currently, we have approximately 93% of our fleet’s estimated available days secured on contracts for the remainder of 2007 and 76% for 2008. As we maintained our focus on expanding our significant time charter coverage, we also agreed to sell two of the oldest vessels in our fleet at favorable prices. Consistent with our goal to operate a world-class fleet that meets the highest standards, the sale of these two vessels further improves the average age of our fleet and positions Genco well to continue to provide multinational charterers with high-quality tonnage for the benefit of the Company and our shareholders.”

Genco Shipping & Trading Limited recorded revenues of $45.6 million for the three months ended September 30, 2007 versus $32.6 million for the three months ended September 30, 2006, an increase of 39.8%, primarily due to the operation of a larger fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased 19.5% to $24,362 per day for the three months ended September 30, 2007 compared to $20,387 for the three months ended September 30, 2006. The increase in TCE rates was due to higher time charter rates achieved in the third quarter of 2007 versus the same period last year for 2 of the Panamax and 3 of the Handymax vessels in our current fleet. Higher rates were also recorded for the Genco Leader and Genco Trader, the two vessels which operated in the Baumarine pool during the third quarter of 2006 and were subject to fluctuations of the spot market. Finally, included in Q3 2007 TCE rates are the time charter rates for the 3 Capesize vessels from the Metrostar acquisition. The increase was countered by lower charter rates achieved in the third quarter of 2007 versus the third quarter of 2006 for the five Handysize vessels on charter with Lauritzen Bulkers A/S, which commenced their time charter contracts at $13,500 per vessel per day during the third quarter of 2006. The five Handysize vessels commenced time charter extensions at higher rates of $19,500 per vessel per day on September 5, 2007.

Total operating expenses increased to $20.5 million for the three months ended September 30, 2007 from $15.9 million for the three-month period ended September 30, 2006. Vessel operating expenses were $6.7 million for the third quarter of 2007 compared to $5.8 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, as well as higher crewing and lube expenses. Our vessel operating expenses, which generally represent fixed costs, will increase as a result of the expansion of our fleet. Depreciation and amortization expenses increased as a result of the operation of a larger fleet. General and administrative expenses increased to $3.4 million from $2.1 million during the comparative periods. The rise was due to higher legal expenses, costs associated with higher employee non-cash compensation and other employee related costs. Management fees were $0.4 million for the three months ended September 30, 2007 and for the three months ended September 30, 2006, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses decreased to $3,665 per vessel per day during the third quarter of 2007 from $3,681 for the same quarter last year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Through the first nine months of 2007 daily vessel operating expenses of $3,673 compare favorably to our initial 2007 budget of $3,682 per vessel per day for our current fleet excluding the capesize vessels. Based on estimates provided by our technical managers and management’s expectations, we anticipate the budget for the Capesize vessels expected to be delivered through the end of 2007 to be $4,900 per vessel per day. The Company expects an increase in its 2008 budget to reflect the anticipated increased cost for crewing and lubes.

Financial Review: Nine Months 2007

Net income was $49.9 million or $1.97 basic and $1.96 diluted earnings per share, for the nine months ended September 30, 2007 compared to $47.0 million, or $1.86 basic and diluted earnings per share for the nine months ended September 30, 2006. Included in net income for the nine months ended September 30, 2007 is a loss from our forward currency contracts of $1.1 million, a $3.6 million one time, non-cash deferred financing charge as a result of the retirement of our previous credit facilities, and a gain of $3.6 million related to the sale of the Genco Glory. Revenues increased 22.7% to $119.7 million for the nine months ended September 30, 2007 compared to $97.5 million for the nine months ended September 30, 2006. EBITDA was $88.9 million for the nine months ended September 30, 2007 versus $74.1 for the nine months ended September 30, 2006. TCE rates obtained by the Company increased 7.6% to $22,065 per day for the nine months ended September 30, 2007 from $20,462 for the same period in 2006. Total operating expenses were $53.8 million for the nine months ended September 30, 2007 compared to $45.7 for the nine months ended September 30, 2006, and daily vessel operating expenses per vessel were $3,673 versus $3,237 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2007 increased 3.5% to $68.8 million from $66.3 million. The increase was primarily due to the operation of a larger fleet, which contributed to increases in net income, depreciation, accounts payable, and deferred revenues. These increases were offset by an unrealized net gain of $5.9 million, which includes an unrealized gain on currency translation on Jinhui common stock and an unrealized loss on derivative instruments, as well as a $3.6 million gain related to the sale of the Genco Glory for the nine months ended September 30, 2007 as opposed to an unrealized gain of $0.02 million for the nine months ended September 30, 2006 related to derivative instruments. Net cash provided by operating activities for the nine months ended September 30, 2007 was primarily a result of recorded net income of $49.9 million, less the gain from the sale of the Genco Glory of $3.6 million, less the unrealized gain on derivative instruments of $5.9 million, plus depreciation and amortization charges of $22.8 million. For the nine months ended September 30, 2006, net cash provided by operating activities was mostly a result of recorded net income of $47.0 million, and depreciation and amortization charges of $19.6 million.

Net cash used in investing activities increased to $648.0 million for the nine months ended September 30, 2007 from $9.3 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, the cash used in investing activities related primarily to the purchase of $115.5 million of Jinhui stock, the purchase of vessels of $348.3 million, and deposits made on vessels of $196.6 million, slightly offset by proceeds received from the sale of the Genco Glory of $13.0 million. For the nine months ended September 30, 2006, the cash used in investing activities primarily related to the purchase of fixed assets for $1.1 million and deposits on vessels to be acquired of $8.1 million.

Net cash provided by (used in) financing activities for the nine months ended September 30, 2007 and 2006 was $556.8 million and ($38.4) million, respectively. For the nine months ended September 30, 2007, net cash provided by financing activities consisted of the drawdown of $77.0 million related to the purchase of the Jinhui shares, the drawdown of $826.2 million related to deposits for vessel acquisitions, the completion of three vessel acquisitions, the refinancing of our prior credit facilities, the payment of cash dividends of $50.5 million and the repayment of $288.9 million under our prior credit facilities. For the same period last year, net cash used in financing activities consisted primarily of the payment of dividends of $45.8 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of three Capesize drybulk carriers, seven Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers. After the sale of the Genco Trader and the Genco Commander as well as the delivery of six vessels from affiliates of Evalend Shipping Co. S.A. and the six remaining vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that two vessels will be drydocked during the fourth quarter of 2007. One of these vessels, the Genco Beauty, will be drydocked for an intermediate survey and we therefore anticipate a shorter offhire period of five days. An additional four vessels are estimated to be drydocked in 2008 and five in 2009. We estimate our drydocking costs for our fleet through 2009 to be:

	Q4 2007	2008	2009
Estimated Costs (1)	$1.0 million	$2.7 million	$3.8 million
Estimated Offhire Days (2)	25	80	100

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.
(2) Assumes 20 days per drydocking per vessel (except for the Genco Beauty which will undergo an intermediate survey and is only expected to be offhire for 5 days).  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Wisdom completed its drydocking during the third quarter of 2007 at a cost of approximately $0.8 million.

 Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 45,630	$ 32,642	$ 119,697	$ 97,516

Operating expenses:
Voyage expenses	1,853	1,056	4,284	3,220
Vessel operating expenses	6,702	5,757	19,536	15,022
General and administrative expenses	3,395	2,055	9,642	6,808
Management fees	414	353	1,157	1,047
Depreciation and amortization	8,159	6,681	22,778	19,638
Gain on sale of vessel	-	-	(3,575)	-
Total operating expenses	20,523	15,902	53,822	45,735

Operating income	25,107	16,740	65,875	51,781

Other (expense) income:
Gain (Loss) income from derivative instruments	475	(2,195)	(1,119)	2
Interest income	823	827	2,777	2,080
Interest expense	(10,085)	(2,468)	(17,655)	(6,859)
Other (expense) income:	(8,787)	(3,836)	(15,997)	(4,777)

Net income	$ 16,320	$ 12,904	$ 49,879	$ 47,004

Earnings per share - basic	$ 0.64	$ 0.51	$ 1.97	$ 1.86

Earnings per share - diluted	$ 0.64	$ 0.51	$ 1.96	$ 1.86

Weighted average shares outstanding - basic	25,336,587	25,288,695	25,319,479	25,270,831

Weighted average shares outstanding - diluted	25,481,948	25,371,882	25,453,502	25,338,031

		September 30, 2007	December 31, 2006
BALANCE SHEET DATA:		(unaudited)
Cash		$ 51,238	$ 73,554
Current assets, including cash		316,271	88,118
Total assets		1,338,347	578,262
Current liabilities, including current portion of long-term debt		283,680	15,173
Total long-term debt, including current portion		826,200	211,933
Shareholders' equity		438,661	353,533

		Nine Months Ended
		September 30, 2007	September 30, 2006
		(unaudited)

Net cash provided by operating activities		$ 68,800	$ 66,321
Net cash used in investing activities		(647,955)	(9,251)
Net cash provided by (used in) financing activities		556,840	(38,383)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	22	17	22	17
Average number of vessels (1)	19.9	17.0	19.5	17.0
Total ownership days for fleet (2)	1,829	1,564	5,319	4,641
Total available days for fleet (3)	1,797	1,549	5,231	4,608
Total operating days for fleet (4)	1,792	1,535	5,163	4,571
Fleet utilization (5)	99.7%	99.1%	98.7%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 24,362	$ 20,387	$ 22,065	$ 20,462
Daily vessel operating expenses per vessel (7)	3,665	3,681	3,673	3,237

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$ 16,320	$ 12,904	$ 49,878	$ 47,004
+ Net interest expense	9,262	1,641	14,878	4,779
+ Depreciation and amortization	8,159	6,681	22,778	19,638
+ Amortization of nonvested stock compensation	470	318	1,641	1,334
+ Amortization of value of time charters acquired	(1,176)	466	(259)	1,383
EBITDA(8)	33,035	22,010	88,915	74,138

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.

(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of nonvested stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Our current fleet consists of three Capesize, seven Panamax, seven Handymax and five Handysize drybulk carriers with an aggregate carrying capacity of approximately 1,522,000 dwt. Our current fleet contains four groups of sister ships, which are vessels of virtually identical sizes and specifications.  We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of September 30, 2007, the average age of our current fleet was 8.3 years, as compared to the average age for the world fleet of approximately 16 years for the drybulk shipping segments in which we compete. All of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 19 months as of September 30, 2007.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007(5)	Cargill International S.A.	48 to 62 months from delivery date	45,000(6)	46,250	Q4 2007
Genco Constantine	2008(5)	Cargill International S.A.	54 to 62 months from delivery date	52,750(7)		Q2 2008
Genco Hadrian	2008(5)	To be determined (“TBD”)	TBD	TBD		Q4 2008
Genco Commodus	2009(5)	TBD	TBD	TBD		Q2 2009
Genco Maximus	2009(5)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(5)	TBD	TBD	TBD		Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness	December 2008	25,650(8)		-
Genco Trader(9)	1990	Baumarine AS	November 2007	25,750(8)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(10)		-
Genco Acheron	1999	STX Panocean (UK) Co. Ltd.	February 2008	30,000		-
Genco Surprise	1998	Cosco Bulk Carrier Co., Ltd.	November 2007	25,000		-
		Hanjin Shipping Co., Ltd.	35 to 37 months from delivery to new charterer	42,100		-

Supramax Vessels
Genco Predator	2005(5)	Intermare Transport GmbH	January 2008	22,500(11)	41,000	Q4 2007
Genco Warrior	2005(5)	Hyundai Merchant Marine Co. Ltd.	35 to 37.5 months from delivery date	38,750		Q4 2007
Genco Hunter	2007(5)	TBD	TBD	TBD		Q4 2007

Handymax Vessels
Genco Success	1997	Korea Line Corporation	March 2008/ January 2011	24,000/ 33,000(12)		-
Genco Commander(13)	1994	A/S Klaveness	November 2007	19,750		-
Genco Carrier	1998	Pacific Basin Chartering Ltd.	February 2008	24,000		-

Genco Prosperity	1997	Pacific Basin Chartering Ltd.	April 2008	26,000	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2008(14) January 2011	24,000 34,500	-
Genco Marine	1996	NYK Bulkship Europe S.A.	February 2008	24,000	-
Genco Muse	2001	Qatar Navigation QSC	November 2007	26,500(15)	-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Charger	2005(5)	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007
Genco Challenger	2003(5)	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007
Genco Champion	2006(5)	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except as indicated for the Genco Titus in note 6 below, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 8 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(6) The Genco Titus is scheduled to be on charter with Cargill International S.A., for 48 months at a gross rate of $45,000 per day, less a 5% third party brokerage commission. The charter, which is due to expire in December 2011, also includes a 50 percent index-based profit sharing component. The charterer has the option to extend the charter for a period of one year.
(7) The Genco Constantine is scheduled to be on charter with Cargill International S.A., for 54 to 62 months at a gross rate of $52,750 per day, less a 5% third party brokerage commission.  The charter also includes a 50 percent index-based profit sharing component.
(8) For the Genco Leader and the Genco Trader, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(9) We have entered into an agreement to sell the Genco Trader to SW Shipping Co., Ltd. for approximately $44 million, less a 2% brokerage commission.  The delivery is expected to occur in the first quarter of 2008.
(10) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel's previous time charter on May 5, 2007.
(11) The Genco Predator is currently on charter with Intermare Transport GmbH at a gross rate of $22,500 per day. The charter is due to expire between January 2008 and March 2008.
(12) We intend to extend the time charter for an additional 35 to 37.5 months at a rate of $33,000 per day less a 5% third party brokerage commission.  The new charter will commence following the expiration of the previous charter on March 1, 2008.
(13) We have entered into an agreement to sell the Genco Commander to Dan Sung Shipping Co. Ltd for approximately $44.5 million, less a 2% brokerage commission.  The delivery is expected to occur in the fourth quarter of 2007.

(14) We have reached an agreement to extend the time charter for an additional 35 to 37.5 months at a rate of $34,500 per day less a 5% third party brokerage commission.  The new charter will commence following the expiration of the previous charter on March 1, 2008.
 (15) Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset was being amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues.  For cash flow purposes, we will continue to receive $26,500 per day until the charter expires.  Effective September 3, 2007, we will record the full $26,500 per day as revenue, since the amortization period has ended.

Q3 2007 Dividend Announcement

The Company’s Board of Directors declared a third quarter 2007 dividend of $0.66 per share payable on or about November 30, 2007 to all shareholders of record as of November 16, 2007. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q3 2007 dividend of $0.66 equates to an annualized yield of 3.9% based on the closing price of Genco Shipping & Trading’s common stock as of October 30, 2007 at $67.05.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to declare a third quarter dividend of $0.66 per share, our fourth consecutive dividend under the Company’s increased quarterly target for 2007. With our agreements to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group and six drybulk vessels from affiliates of Evalend Shipping Co. S.A. entered into in the third quarter, Genco continues to successfully execute its growth strategy. These acquisitions, which adhere to our strict return criteria, further Genco’s goal to become the industry bellwether and enhance our ability to distribute sizable dividends going forward. Of the 15 vessels Genco has agreed to acquire, we have already taken delivery of three Capesize ships and expect to take delivery of seven additional vessels by the end of 2007.”

Mr. Wobensmith added, “During a time when we continue to consolidate the drybulk industry utilizing our disciplined approach, Genco improved its financial flexibility in the third quarter by entering into a new 10-year, $1.4 billion revolving credit facility at an attractive rate. We also received strong support from the capital markets by recently completing a follow-on offering of our common stock. Our equity offering was significant in that it generated approximately $213.9 million in net proceeds,  which enabled us to pay down debt and position the company for further growth.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 22 drybulk vessels consisting of three Capesize, seven

Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 1,522,000 dwt. After the sale of the Genco Trader and the Genco Commander as well as the delivery of six vessels from affiliates of Evalend Shipping Co. S.A. and the six remaining vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, November 1, 2007 at 8:30 a.m. Eastern Time, to discuss its 2007 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 857-6173 or (719) 325-4832 and enter passcode 3416172.  A replay of the conference call can also be accessed through November 15, 2007 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3416172. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under the Company’s agreement to acquire  the remaining six drybulk vessels from companies within the Metrostar Management Corporation group; (xii) the fulfillment of the closing conditions under the Company’s agreements to acquire the six drybulk vessels from affiliates of Evalend Shipping Co.

 S.A.; (xii) the fulfillment of the closing conditions under the Company’s agreement to sell the Genco Commander; (xiii) the fulfillment of the closing conditions under Company’s agreement to sell the Genco Trader; and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, its quarterly reports on Form 10-Q and its reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.